Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

ANNOUNCES 2008 EARNINGS GUIDANCE AND

UPDATES CURRENT ACTIVITIES

January 14, 2008 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced earnings guidelines for 2008 of $1.30 to $1.55 per diluted share. The Company also outlined a number of transactions and other factors that will impact 2008, and have impacted 2007.

Geoffrey M. Hertel, President and Chief Executive Officer, stated, “Certain recent events, coupled with improving fundamentals in our businesses, could set the stage for a much improved 2008 and continued growth thereafter. In the last thirty days, we have made great strides in the three primary areas we previously identified as opportunities to eliminate “noise” items and simplify the Company: the sale of non-core assets; combining aspects of certain operations to synergistically benefit the Company; and, clarifying outstanding insurance items (mostly related to the 2005 hurricanes).

“First, on December 24, 2007, TETRA sold the assets of TETRA Process Services, a refinery service business (estimated 2007 revenues and pretax profits of approximately $16.7 million and $3.6 million, respectively). This business has historically been reported as part of our Production Enhancement Division. The sale proceeds were about $58.7 million and the pretax gain from this sale was approximately $40.0 million. These results will be reported as discontinued operations. Also during December, TETRA redoubled its efforts to utilize personnel and infrastructure across divisional lines to better optimize operations. The largest push in this direction involved our production testing and onshore fluids business units. The synergies from these changes are already impacting operations.

“Finally, late in the fourth quarter of 2007, TETRA filed a lawsuit against its London based insurance provider, regarding what have become contested insurance receivable payments related to the 2005 hurricanes. While we have received substantial insurance claim payments approaching $90 million for 2005 storm damages, as we have previously discussed, our insurers have questioned coverage for certain of these claims and requested additional information. We remain confident that our claims are valid and have continued our dialogue with the insurers. However, their posturing, and continuing delays in payment, have raised doubts about their willingness to pay the remaining claims. We wanted a quick and favorable resolution to these issues and it became apparent that the insurers’ desire was to prolong the review process and avoid paying some claims. Therefore, we filed a lawsuit. The financial reporting implications are that since the amount and timing of further payments by the insurance providers are now indeterminable, we will record a fourth quarter pretax charge to earnings. We will write-off approximately $25 million of insurance related receivables. We will also increase our Asset Retirement Obligation (ARO) by about $43 million, most of which is related to the remaining work to be performed in the future on platforms damaged in 2005, because the insurance coverage for many of the ARO costs is now in litigation. Of this $43 million ARO increase in the fourth quarter of 2007, approximately $40 million will be charged to expense as an impairment of the associated oil and gas properties. We fully expect to recover most of these monies (either through the legal process or through a settlement), and these reimbursements from the insurers may be recorded as income in the period in which they are received. While it is always best to look toward a business solution and not the courts, we believe this is the best route for TETRA at the present time. This also should eliminate future charges related to claims contested by the insurance provider.

“Another of TETRA’s primary strategies has been to help baseload its Well Abandonment & Decommissioning (WA&D) Services business unit with work from its sister company, Maritech Resources, Inc. (Maritech). To do this, Maritech has to continue to acquire offshore properties. These acquisitions have the additional benefit to Maritech of providing a growing portfolio of potential exploitation opportunities. The long-term potential growth of this symbiotic relationship had been put on hold during the last two years, as ongoing repair work related to the 2005 storms left Maritech without many acquisition opportunities until mid-2007. The inability to find and acquire attractive property packages has had a significant impact on Maritech. To stabilize or grow production, Maritech must exploit properties after they are acquired. The most attractive opportunities are exploited first. This meant that by 2007, most exploitation projects, generated out of 2005 acquisitions, had diminishing return potential. This is one of the primary reasons that Maritech’s DD&A grew more rapidly than did its operational pretax profits in 2007. Maritech needed to acquire new properties.

“In the last twenty days, Maritech has closed on three acquisitions involving 38 properties, with prospective gross well abandonment and decommissioning work of about $71 million. Just as important, these properties give Maritech an asset rich environment in which to apply its proven exploitation talents.

“As we have reported, TETRA entered into a contract with Chemtura Corporation and is building a manufacturing plant in Arkansas, that in combination will significantly reduce our costs for completion fluids. To do this, we modified our then existing contract with our bromide supplier so that it terminated earlier than the original contractual term. However, we were still obligated to purchase materials under the terms of the original contract for a period of time. Prior to year end, we met with our supplier and agreed to terminate the contract immediately. We are paying a termination fee, which will be charged against fourth quarter 2007 earnings. This early termination will allow us to manufacture new, lower-cost inventories from Chemtura feedstocks.

“We are just now closing the books on 2007, so it is impossible to give much more than an operational “feel” for the fourth quarter. WA&D Services performed in line with our expectations. The operational difficulties reflected in our results earlier in 2007 were essentially gone. We believe the WA&D Services quarterly profit ranges given to the investment community in August are realistic for 2008, and we should be somewhat less than this range in the fourth quarter of 2007. Our Fluids Division continued to be saddled with high inventory costs associated with the termination of our existing supplier contract. As we reduce our higher cost inventories, this Division’s profits should begin to increase in 2008. The Production Enhancement Division showed significant improvement as some of our new international contracts began to have an impact. This should be reflected in fourth quarter 2007 results and thereafter.

2008 Earnings Guidance

“The following narrative and tables summarize our expectations for 2008. In a number of areas, we have moderated growth expectations, until actual reported results justify a more aggressive posture.

Well Abandonment & Decommissioning (WA&D) Services

“The $331 million revenue and $56 million pretax profit (mid range) estimates for 2008 do not fully reflect the vibrant market that we contemplate in 2008. The estimates do reflect our conservatism regarding growth, until we can generate the types of pretax profits that we envisioned when we gave the $10 – $13 million (first and fourth quarter) and $15 – $21 million (second and third quarter) pretax profit ranges (August 3, 2007 press release). We expect to hit those ranges in 2008. We are not assuming any material contributions from international operations during the year. We have no singular significant capital expenditure contemplated. Nor do we expect to create significant “pass through” revenues, by utilizing large amounts of third-party assets.

Maritech

“The recent acquisitions encompassing 38 properties were bought from Cimarex Energy, Stone Energy Corporation, and a private seller. The aggregate cash purchase price was approximately $46 million, after a subsequent sell-down of portions of the acquisitions to a third party (we have entered into a Purchase and Sale Agreement with the third party and expect to close the sale by the end of January). The combination of production from the newly acquired properties and anticipated exploitation expenditures during the middle part of 2008, may allow production to reach as much as 85 MMCF/DE (one barrel equals six MCF) by late 2008 from volumes of under 60 MMCF/DE today. Due to this, Maritech has recently increased its February – December natural gas hedge position by 10,000 MMBTU/D.

“We anticipate using Maritech’s recent acquisitions to create growth opportunities for 2008 through 2010. To do this, in late 2007, we cancelled plans for the development of some of the previously held, less attractive exploitation properties. This necessitated impairments on some of these older properties as well as other properties of $10 – $15 million and this will be recorded as a fourth quarter charge to earnings. We also expensed about $1.7 million of seismic costs that we committed to in December, for our new properties. We plan to use early 2008 to evaluate exploitation opportunities on many of these acquired properties. Maritech also intends to expend about $13 million of capital expenditures on infrastructure to allow production to significantly increase by May, 2008, from a number of already completed wells recently acquired in the Cimarex acquisition.

Fluids

“In 2008, TETRA is expected to begin to experience some of the benefits from our agreements with Chemtura Corporation, with additional benefits being recognized in 2009 through 2011, as the costs of our completion fluids are materially reduced by these agreements and our new Arkansas plant. These benefits should be escalated forward due to the termination penalty payment made to our previous supplier. We have estimated an eventual improvement of $45 million annually in pretax profits from these projects over depressed 2007 profit levels.

“Additionally, in 2008 TETRA should be benefited by improved domestic onshore efficiencies and increasing volumes in the GOM late in the year, as a number of deepwater projects begin their completion phase. We also expect that international use of completions fluids will grow at least proportionate to international drilling activity.

Production Enhancement

“Our testing business unit performed well in 2007. This occurred even though some of testing’s international contracts experienced deferred start dates of as much as nine months. We expect to see the full year benefits from these contracts as well as other new international contracts for testing services in 2008. Testing’s growth in the next few years should be driven by expansion in South America and the Eastern Hemisphere.

“During 2007, Compressco continued to grow at historic rates. Due to our previously announced plan to form an MLP and limitations imposed by U.S. securities laws, we will not be elaborating on our discussion of Compressco.

Consolidated Guidance

“Throughout most years, our quarterly earnings are impacted by two overriding factors. First, portions of the Company experience dramatic seasonality in their operations. In particular, our second and third quarters are positively impacted by strong markets (particularly in the second quarter in the TETRA Europe portion of Fluids and in the second and third quarters in all of WA&D Services). Also, a number of our business units have shown consistent growth throughout the year. Thus, their earnings have generally increased throughout the year. These same two factors should impact 2008. This should be compounded by the anticipated Maritech production volume increases in the second and third quarters generated from hooking-up already drilled Cimarex wells and accelerated exploitation activities. We estimate that income should be distributed through the quarters of 2008 approximately as follows: quarter one, 13% of the annual total; quarter two, 26% of the annual total; quarter three, 32% of the annual total; and, quarter four, 29% of the annual total.

“Our guidance is integral to and predicated upon a number of 2008 assumptions, most of which are outside of our control. Some of the assumptions are:

1) An average GOM rig count (Baker Hughes) of 65, down 9% from the 2007 average.

2) An average U.S. rig count (Baker Hughes) of 1,795, up 2% from the 2007 average.

3) An average international rig count of 1,060, up 5% from the 2007 average.

4) Average natural gas realizations, after transportation costs, BTU adjustments and hedges, of $7.84/MCF.

5) Average oil realizations, after transportation costs, quality differentials and hedges, of $71.58/barrel.

6) We assume normal weather downtime for GOM operations and nominal weather downtime for onshore U.S. and international operations.

“For price comparison purposes, we have the following aggregate hedges in place for 2008:

Natural Gas

7,500 MMBTU/D, contract term --- year 2008 at $8.46/MMBTU

10,000 MMBTU/D, contract term --- February – December 2008 at $8.08/MMBTU

Oil

3,500 B/D, contract term --- year 2008 at $66.92/barrel average

DIVISIONAL ESTIMATES (continuing operations)
(millions)
	Revenues	Gross Margin	Profit Before Tax (PBT)	Cash CapEx(1)		DD&A(2)
Fluids Division	$320.0 - 350.0	$68.5 - 77.0	$41.4 - 49.0	$79.6		$15.4
WA&D Services	$316.0 - 345.0	$69.5 - 76.9	$52.5 - 59.4	$19.6		$19.7
Maritech	$240.0 - 270.0	$57.6 - 67.0	$47.9 - 56.0	$101.4	(3)	$119.4
Eliminations	($24.7)	($0.2)	($0.2)	($0.4)		($0.2)
WA&D Division	$531.3 - 590.3	$126.9 - 143.7	$100.2 - 115.2	$120.6		$138.9
Production Enhancement Division	$215.0 - 245.0	$90.3 - 102.9	$69.3 - 79.9	$55.7		$23.4
Operating Divisions Total	$1,066.3 - 1,185.3	$285.7 - 323.6	$210.9 - 244.1	$255.9		$177.7

(1) Excludes $31.8 million Corporate.

(2) Excludes $2.7 million Corporate.

(3) Does not include $25.4 million of net Maritech WA&D activities, which are not classified as CapEx. Includes $9.8 million of cash for items accrued for in 2007.

CONSOLIDATED ESTIMATE (continuing operations)
(millions, except per share amounts)
	TETRA Earnings Guidance Range
Operating profit (divisional PBT)	$210.9	$244.1
Corporate overhead	($39.6)	($41.0)
Interest expense	($19.8)	($19.6)
TETRA income before taxes	$151.5	$183.5
Provision for income taxes (34% & 35%)	($51.5)	($64.2)
Net income	$100.0	$119.3
Shares outstanding	76.7	76.7
Per share earnings	$1.30	$1.55

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These forward-looking statements include statements concerning estimated revenues, earnings and earnings per share for fiscal years 2006 and 2007, future capital expenditures and market growth, timing of anticipated benefits from capital commitments and other statements that are not statements of historical fact. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

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